Exhibit 99.1

              ERF Wireless Secures $10 Million Funding Commitment

          Investment Agreement with Dutchess Private Equities Fund Ltd.
                      Provides Long-Term Expansion Capital

     LEAGUE CITY, Texas--(BUSINESS WIRE)--June 20, 2007--ERF Wireless (OTCBB:ERFW), a provider of enterprise-class wireless and broadband products and services, announced today that it has entered into an Investment Agreement and Registration Rights Agreement with Dutchess Private Equities Fund Ltd. ("Dutchess"). The Investment Agreement, in the form of an Equity Credit Line, provides for ERF Wireless to have the right to require Dutchess to purchase up to $10 million of the company's common stock at a seven percent discount to market over the course of 36 months after a registration statement has been declared effective by the U.S. Securities and Exchange Commission. The company plans to file an SB-2 Registration Statement within 30 days. The Investment Agreement has no upfront commitment fee shares, no warrants, no fees per draw down, no due diligence fees and no inactivity fees for utilization of the line.

     Dr. H. Dean Cubley, CEO of ERF Wireless, commented, "The Investment Agreement with Dutchess will give us the option to internally finance the rapid growth currently being experienced across our operating business segments when other forms of financing may not be readily available. It also gives us the option to use this financing to accelerate anticipated acquisitions of additional wireless broadband assets and operations. This is all part of our strategy to match our current fixed revenue growth with a comparable amount of recurring revenue."

     The company's anticipated growth is currently being driven by the following factors:

     -- Recently announced and anticipated incremental growth from additional major BranchNet(TM) banking network projects and the early-stage development of USBankNet(TM)

     -- Recently announced and anticipated future growth from Fiber-to-the-Home (FTTH) voice, video and data system projects

     -- Revenue and customer count growth from recently acquired wireless broadband networks

     -- Growth of wireless broadband networks in markets where the company's banking network subsidiary has sold BranchNet networks and expanded the service area footprint.

     Douglas H. Leighton, Managing Partner at Dutchess, stated, "We are pleased to add ERF Wireless to our growing portfolio of public companies that we have been engaged to assist in financing the growth in all facets of their long-term strategy by providing capital and progressive business solutions."

     R. Greg Smith, CFO of ERF Wireless, commented, "We believe our relationship with Dutchess and the structure of the Investment Agreement will be complementary and beneficial to our long-term financing strategy. The overall structure of the equity facility allows us significant flexibility to take down funds at the company's discretion over the 36-month agreement and thereby be in a position to take advantage of the timing of favorable market conditions and expected improvement in operational performance."

     About Dutchess Private Equities Fund, Ltd.

     Dutchess Private Equities Fund Ltd. is engaged in assisting growth companies in all facets of their long-term strategy by providing capital and progressive business solutions. Dutchess Private Equities Fund Ltd. manages a portfolio of private investments in public equities. Founded in 1996, Dutchess has since transacted in excess of $1 billion in financing for publicly-traded companies. These companies span a wide array of industries including telecom and VoIP, wireless communications, healthcare, biotechnology, medical device, Internet, e-commerce, technology, media, oil and gas, defense, homeland security, nuclear sciences, precious metals, manufacturing, apparel, textiles, consumer products and alternative energy. With offices in Boston, Mass., and LaGrangeville, N.Y., Dutchess has assisted in facilitating the growth of companies throughout North America.

     About ERF Wireless

     ERF Wireless Inc. is a fully reporting public corporation (OTCBB:ERFW) that specializes in providing secure wireless and broadband product and service solutions to banking and commercial clients on a national and international basis. Its principals have been in the network integration, triple-play FTTH, IPTV content delivery, Internet banking and encryption technology businesses for over twenty years and have constructed encrypted, wireless broadband networks as well as secure Internet banking solutions for hundreds of banks across America. For more information about ERF Wireless, please visit www.erfwireless.com or call 281-538-2101. (ERFWG)

     Forward-looking statements in this release regarding ERF Wireless Inc. and Dutchess Private Equities Fund Ltd. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.


     CONTACT: ERF Wireless Inc.
              Clareen O'Quinn, 281-538-2101 ext. 113
              coquinn@erfwireless.com